Exhibit 10.16

AMENDED AND RESTATED SEPARATION AGREEMENT

This Amended and Restated Separation Agreement ("Agreement") is entered into by and between David B. Kaysen ("Kaysen") and Uroplasty, Inc. ("Uroplasty" or the "Company") (collectively "the Parties") as of July 22, 2013 ("Effective Date").

WHEREAS, Mr. Kaysen is the former Chief Executive Officer of Uroplasty;

WHEREAS, Mr. Kaysen's employment with Uroplasty was the subject of an employment agreement dated as of May 17, 2006, as amended by Amendment to Employment Agreement dated as of April 25, 2011 (the "Employment Agreement");

WHEREAS, Mr. Kaysen resigned his employment with Uroplasty and his employment with Uroplasty ended at the end of business on May 3, 2013;

WHEREAS,  the Parties have agreed to resolve any actual and pending claims arising out of Mr. Kaysen's employment with and separation from Uroplasty; and

WHEREAS, except as otherwise noted herein, this Agreement is intended to amend, restate and supersede in its entirety the Separation Agreement executed by and between David B. Kaysen and Uroplasty on or about April 4, 2013.

NOW, THEREFORE, in consideration of the mutual promises contained herein, Mr. Kaysen and Uroplasty agree as follows:

1.            Separation Compensation.  As consideration for Mr. Kaysen's promises and obligations under this Agreement, including but not limited to the release of claims set forth below, Mr. Kaysen will receive the following consideration, provided he signs and does not rescind this Agreement:

(a)  Uroplasty will pay Mr. Kaysen his earned bonus for the year ended March 31, 2013 in the amount of Ninety Thousand Nine Hundred Sixty-Two Dollars and no cents ($90,962.00).  Such payment will be made on the 16th day after execution of this Agreement by Mr. Kaysen, or the next day thereafter on which banks are open for business.

(b)  Uroplasty will pay Mr. Kaysen a lump sum amount of Nineteen Thousand Thirty-Eight Dollars and no cents ($19,038.00) as a compromise and settlement of all claims that either party has or may have against each other as of the Effective Date of this Agreement.  Such payment will be made on the 16th day after execution of this Agreement by Mr. Kaysen, or the next day thereafter on which banks are open for business.

2.     Tax Treatment.  Mr. Kaysen agrees that the amounts referenced in Section 1 will be treated as 2013 income subject to W-2 reporting and such withholdings as Uroplasty reasonably believes are required by law and/or elected/authorized by Mr. Kaysen for state and federal income taxes, FICA, and other applicable payroll deductions, in accordance with Uroplasty's normal payroll practices.  Uroplasty agrees to provide Mr. Kaysen with this final W-2 at or around the same time the Company issues 2013 W-2s to its other current and/or former employees.  It is understood that Uroplasty makes no representations or warranties with respect to the tax consequences of the payments referenced in Section 1.  Mr. Kaysen agrees to pay any amount that may be determined to be due and owing by him, and not otherwise withheld, as taxes, interest, penalties, or other government-required payments, arising out of the payments set forth in Section 1 of this Agreement, for which he is solely responsible.

3.            Mutual Release of Claims.

(a)            Mr. Kaysen, on behalf of himself, his spouse, successors, heirs, and assigns, hereby forever releases and discharges Uroplasty (including its parents, subsidiaries, directors, officers, employees, agents, predecessors, successors, assigns, shareholders and insurers) (the "Released Parties") to the fullest extent permitted by law from any and all actual, suspected or potential claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, promises, agreements, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, suspected, or claimed, both past and present through the date this Agreement becomes effective, seeking any form of relief, whether for compensatory damages, liquidated damages, punitive or exemplary damages, penalties, fines, assessments, other damages, reinstatement, back pay, front pay, attorneys' fees, specific performance, injunctive relief, or costs,  arising out of any act or omission including but not limited to:  (a) any claims based on, arising out of, or related to Mr. Kaysen's employment with, or the termination of his employment with, Uroplasty, or his membership on Uroplasty's Board of Directors or the termination thereof, and any claims for compensation of any kind, including without limitation, amounts due under any contract, all regular salary, expenses, distributions, earned but unused vacation, bonuses and incentive compensation, and stock options; (b) any claims arising from rights under federal, state and/or local laws, including but not limited to those related to any form of retaliation, harassment or discrimination on any basis, or any related cause of action, and any labor code provisions, including but not limited to, any alleged violation of the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), Title VII of the Civil Rights Act of 1964 (Title VII), the Civil Rights Act of 1991, sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act (ADA), the Genetic Information Nondiscrimination Act of 2008 (GINA), the Civil Rights Act (42 U.S.C. § 1981), the Family Medical Leave Act (FMLA), the Employee Retirement Income Security Act (ERISA), Equal Pay Act (EPA), the Occupational Safety and Health Act, as amended, the Minnesota Human Rights Act, Minn. § 181.81, Minn. Stat. § 176.82, Minn. Stat. §§ 181.931, 181.932, 181.935; and/or Minn. Stat. §§ 181.940–181.944, and any provision of the Minnesota or federal constitutions; (c) any claims grounded in contract or tort theories, including but not limited to claims for wrongful discharge, breach of express or implied contract, breach of implied covenant of good faith and fair dealing, tortious interference with contractual relations or prospective economic benefit, promissory estoppel; breach of promise, breach of manuals or other policies, violation of public policy, fraud, misrepresentation, defamation (including libel, slander, and self-publication defamation), negligence, negligent hiring, supervision or retention, assault, battery, invasion of privacy, false imprisonment, infliction of emotional distress, harassment, or any other wrongful or unlawful acts, omissions, statements or practices; and/or (d) any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind.

(b)            The above release does not include any rights which cannot be waived or released under applicable law, such as, to the extent applicable claims for: (i) unemployment insurance benefits; (ii) workers' compensation benefits to the extent that such benefits are awarded by a state agency or agreed upon consistent with applicable state law; (iii) vested post-termination benefits under any employee benefit plan; (iv) rights and benefits under the Consolidated Omnibus Reconciliation Act of 1985, as amended, (COBRA); (v) the right to enforce the terms of this Release; (vi) any right to defense, indemnification or contribution, whether pursuant to the Released Parties' certificate of incorporation, bylaws, contract, applicable law or otherwise for claims brought against Mr. Kaysen in his capacity as an officer, employee or agent of Uroplasty; (vii) rights as a shareholder of Uroplasty; or (viii) rights under the Uniformed Services Employment and Reemployment Rights Act (USERRA) 38 U.S.C. § 4301, et seq.

(c)            Except to the extent otherwise prohibited by applicable law or regulation or provided or contemplated by this Agreement, Uroplasty hereby releases and discharges Mr. Kaysen from any and all liability for damages or claims of any kind, and agrees not to institute any claim for damages or otherwise against Mr. Kaysen for any claims, including, but not limited to any statutory, contract, quasi contract, or tort claims, whether developed or undeveloped, known or unknown, arising from or related to Mr. Kaysen's employment with Uroplasty, and/or the cessation of Mr. Kaysen's employment with Uroplasty, except to the extent such claims or liability arise out of conduct by Mr. Kaysen, with respect to which he would not be entitled to  indemnity under Minnesota law.  Nothing in this Agreement may and/or shall be read to deprive Mr. Kaysen of any coverage under the company Directors and Officers Liability Insurance or other relevant policies.

4.            Mutual Non-Disparagement.  Mr. Kaysen agrees he will refrain from making any comments or statements concerning Uroplasty, either in writing, electronically, orally, or otherwise that (a) are disparaging or defamatory or portray Uroplasty in a negative light, (b) in any way impair the reputation, goodwill, or legitimate business interest of Uroplasty; or (c) disparage the employees, agents, officers, directors, pricing, products, policies, or services of Uroplasty.  Uroplasty agrees that its directors and officers will refrain, and will use reasonable efforts to cause its employees and agents to refrain, from making any statements, whether in writing, electronically, orally, or otherwise, that are disparaging or defamatory or portray Kaysen in a negative light, or impair the reputation of Mr. Kaysen.  Notwithstanding the above, nothing herein shall preclude the parties from testifying under oath pursuant to validly issued legal process, making any truthful statement to law enforcement or other governmental authority in response to a lawful and formal request by such agency or pursuant to court order, or making any truthful public disclosure that the party reasonably believes is required by law or by rule of NASDAQ, provided that the party that believes such statement is required provides the other party with notice of the request, order or other need for disclosure in a timely manner prior to divulging the information.

5.            Agreement to Cooperate.  Upon request and reasonable notice, Mr. Kaysen agrees to give assistance and cooperation relating to his expertise or experience as Uroplasty may reasonably request, including but not necessarily limited to cooperating with any Uroplasty insurer providing coverage for such claims or any other claims made against Uroplasty whether Mr. Kaysen is made a party to such proceedings or not.   To the extent provided by law, Uroplasty will defend and indemnify Mr. Kaysen for any claims made or threatened to be made against him by reason of his former official capacity with Uroplasty.

6.            No Admission.  This Agreement shall not in any way be construed as an admission by Uroplasty or Mr. Kaysen that either party has acted wrongfully or unlawfully in any respect.

7.            ADEA Compliance.  Mr. Kaysen has been informed of his right to review and consider this Agreement for up to 21 calendar days from the date he receives this Agreement, if he so chooses.  Mr. Kaysen further agrees and acknowledges that (a) his waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act ("ADEA"); (b) he understands the terms of this Agreement; (c) Uroplasty advises Mr. Kaysen to consult with an attorney prior to executing this Agreement; and (d) he may rescind this Agreement insofar as it extends to potential claims under the ADEA by providing written notice to Uroplasty within seven (7) calendar days after the date of his signature below.  To be effective, the rescission must be in writing and delivered to Uroplasty either by hand or by mail within the seven (7)-day period.  If delivered by mail, the rescission must be:  (i) postmarked within the seven (7)-day period; properly addressed to Chief Financial Officer, Uroplasty, Inc., 5420 Feltl Road, Minnetonka, MN 55343; and (iii) sent by certified mail, return receipt requested.  In the event of such a rescission, all of Uroplasty's obligations under the Agreement shall be null and void, but the cessation of Mr. Kaysen's employment will be unaffected, and any payments made as of that date by Uroplasty pursuant to Section 1, above, shall be immediately repaid by Mr. Kaysen to Uroplasty.

8.            MHRA Compliance.  Mr. Kaysen also has been informed of his right to rescind this Agreement insofar as it extends to potential claims under the Minnesota Human Rights Act ("MHRA"), Minn. Stat. § 363A, et seq., by providing written notice to Uroplasty within fifteen (15) calendar days after the date of his signature below.  To be effective, the rescission must be in writing and delivered to Uroplasty either by hand or by mail within the fifteen (15)-day period.  If delivered by mail, the rescission must be:  (i) postmarked within the fifteen (15)-day period; properly addressed to Chief Financial Officer, Uroplasty, Inc., 5420 Feltl Road, Minnetonka, MN 55343; and (iii) sent by certified mail, return receipt requested.  In the event of such a rescission, all of Uroplasty's obligations under the Agreement shall be null and void, but the cessation of Mr. Kaysen's employment will be unaffected, and any payments made as of that date by Uroplasty pursuant to paragraph 1, above, shall be immediately repaid by Kaysen to Uroplasty.

9.        Miscellaneous.

a.            Entire Agreement.  Except for any confidentiality, non-competition or similar provisions in the Employment Agreement or other agreements between Uroplasty and Mr. Kaysen that continue to be applicable after Mr. Kaysen's employment ends, which are hereby specifically preserved, including Mr. Kaysen's right to exercise Stock Options per the terms of Section 3 of the Employment Agreement and/or any applicable option award agreement or plan, this Agreement is the entire agreement between Mr. Kaysen and Uroplasty concerning Mr. Kaysen's employment and the separation of Mr. Kaysen's employment and it supersedes all other agreements and arrangements relating to the end of Mr. Kaysen's employment including, without limitation, the Employment Agreement and the April 4, 2013 Separation Agreement.  However, the Parties expressly agree and acknowledge that Mr. Kaysen resigned his employment and was not terminated for cause and the Parties further agree and acknowledge that any vested Stock Options Mr. Kaysen has, as reflected in schedule contained in Section 1 of the April 4, 2013 Separation Agreement, may be exercised by their respective expiration dates per the schedule.  It is Mr. Kaysen's intent to be legally bound by the terms of this Agreement.  No amendments, modifications or waivers of this Agreement will be binding unless made in writing and signed by both Mr. Kaysen and a Company representative so authorized by the Board of Directors.

b.            No Other Rights.  Mr. Kaysen acknowledges and agrees that the consideration set forth in Section 1 is in exchange for entering into this Agreement.  Unless specifically referenced in this Agreement, including in Section 9.a, above, Mr. Kaysen is not entitled to additional compensation or benefits of any kind, including but not limited to under any company bonus, stock compensation, incentive, or benefit plan or agreement, nor will it entitle Mr. Kaysen to any increased retirement, 401(k) benefits or matching benefits, or deferred compensation or any other benefits.  Mr. Kaysen acknowledges and agrees that the benefits to be provided to him by this Agreement, including those referenced in Section 9.a., above, shall be in full payment and satisfaction of any and all financial obligations due to Mr. Kaysen from the Company.

c.            409A Compliance.  It is the Parties' intention that the payments under this Agreement will be exempt from the requirements of Section 409A of the Internal Revenue Code ("Section 409A") because they are short term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9), and this Agreement shall be construed and administered in a manner consistent with such intent.  If any payment is or becomes subject to the requirements of Section 409A, this Agreement, as it relates to such payment, is intended to comply with the requirements of Section 409A.  For all purposes under Section 409A, each salary continuation payment shall be treated as a separate payment.  Further, any payments that are subject to the requirements of Section 409A may be accelerated or delayed only if and to the extent otherwise permitted under Section 409A.  All payments to be made under this Agreement may only be made upon a "separation of service" as defined under Section 409A.

d.            Employment Agreement/Noncompetition.   Mr. Kaysen hereby acknowledges that the provisions of the Employment Agreement which are expressly intended to survive termination of his employment shall survive execution of this Agreement, including, without limitation: (a) the covenants against competition and solicitation contained in Section 4, and (b) the obligations with respect to trade secrets and confidential information in Section 9.

e.            Severability.  Mr. Kaysen and Uroplasty agree that if any part, term, or provision of this Agreement should be held to be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid, or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of this Agreement shall not be affected or impaired in any way.

f.            Governing Law.  This Agreement will be governed by the laws of the State of Minnesota, without giving effect to its conflict of laws rules.  Any action brought by Mr. Kaysen or Uroplasty with respect to this Agreement must be brought and maintained in a court of competent jurisdiction in the State of Minnesota.

g.            Consultation.  Mr. Kaysen hereby affirms and acknowledges that he has read the foregoing Agreement, that he has hereby been advised to consult with an attorney prior to signing this Agreement, and that he has done so.  Mr. Kaysen agrees that the provisions set forth in this Agreement are written in language understandable to him and further affirms that he understands the meaning of the terms of this Agreement and their effect.  Mr. Kaysen represents that he enters into this Agreement freely and voluntarily.

h.            Construction.  Mr. Kaysen acknowledges and agrees that no promises or representations have been made to induce him to sign this Agreement other than as expressly set forth herein and that he has signed this Agreement as a free and voluntary act.   Further, this Agreement has been entered into after review of its terms by Mr. Kaysen and his counsel.  Therefore, there shall be no strict construction for or against either party.  No ambiguity or admission shall be construed against Uroplasty on the grounds that this Agreement or any of its provisions was drafted or prepared by Uroplasty.

i.            Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Dated: July 22, 2013	/s/ DAVID B. KAYSEN
David B. Kaysen

Dated: July 22, 2013	UROPLASTY, INC.

	By	/s/ James Stauner
James Stauner
Chairman